Exhibit 99.1

FOR IMMEDIATE RELEASE

For additional information contact:
Joseph Cormier	Mark Root
Vice President, Corporate Development	Executive Director, Corporate Communications
703-218-8258	703-218-8397; cell: 571-259-1169
joe.cormier@mantech.com	mark.root@mantech.com

ManTech Issues Initial 2008 Guidance and Reaffirms 2007 Guidance

•	2008 Full Year Revenue Range of $1.710 to $1.770 billion represents 20 to 24 percent growth over 2007’s guidance midpoint of $1.422 billion

•	2008 Full Year Net Income Range of $79.7 to $84.3 million represents 22 to 29 percent growth over 2007’s guidance midpoint of $65.2 million

•	2008 Full Year EPS Range of $2.26 to $2.39 per share represents 20 to 27 percent growth over 2007’s guidance midpoint of $1.88 per share

•	Completes the acquisition of McDonald Bradley, Inc.

FAIRFAX, Virginia, December 19, 2007 – ManTech International Corporation (Nasdaq: MANT) today announced its initial full year 2008 guidance and reaffirmed its fourth quarter 2007 and full year 2007 guidance. In addition, the Company announced it had closed the McDonald Bradley, Inc. (MBI) acquisition yesterday.

Based on the strong demand for ManTech’s services due to its positioning at the center of the national security mission, and the Company’s new contract awards and expansions of existing contracts in 2007, ManTech is projecting 2008 full year revenue of $1.710 billion to $1.770 billion, full year net income of $79.7 to $84.3 million and EPS of $2.26 to $2.39 per share. This represents total revenue growth of 20 to 24 percent based on the midpoint of 2007’s guidance range and pro forma organic revenue growth of 10 to 14 percent. The organic growth rate is derived by adding 2007 revenue for both SRS and MBI to ManTech’s estimated 2007 annual revenue. The Company’s 2008 earnings per share range represents 20 to 27 percent growth over 2007’s guidance midpoint of $1.88 per share.

“We are well-positioned to deliver strong growth in revenue and earnings in 2008 based on our strategic positioning at the center of the national security mission,” said George J. Pedersen, Chairman of the Board and CEO of ManTech International Corporation. “The momentum we have built throughout 2007 based on our numerous new contract awards, and the strategic acquisitions of SRS Technologies and McDonald Bradley provides us with good visibility into our initial 2008 guidance.”

The Company’s reaffirmed fourth quarter and full year 2007 and full year 2008 guidance is summarized in the table below. ManTech’s guidance includes McDonald Bradley’s expected 2008 operating results and does not include any other future acquisitions or divestitures.

(Dollars in millions, except earnings per share amounts)

	4th Quarter 2007	Full Year 2007	Full Year 2008
Revenue	$389 - $404	$1,415 - $1,430	$1,710 - $1,770
Net Income	$18.5 - $19.5	$64.7 - $65.7	$79.7 - $84.3
Diluted Earnings Per Share	$0.53 - $0.56	$1.87 - $1.90	$2.26 - $2.39
Weighted Average Shares Outstanding	34.9 million	34.6 million	35.3 million

Key Guidance Assumptions

•	Countermine contract provides at least $225 million in revenue in 2008

•	MBI contributes $60 million in 2008 revenue and will be accretive to earnings in 2008

•	Overall operating margin between 8.0% and 8.15% for the full year 2008

•	$6 million in interest expense for the full year 2008

•	39 percent effective tax rate for the full year 2008

McDonald Bradley Acquisition Completed

The Company closed the MBI acquisition on December 18, 2007. Headquartered in Herndon, VA and founded in 1985, MBI was a privately-held company and leading provider of high-end, mission-critical, technology-differentiated solutions primarily in the areas of Service Oriented Architectures, data interoperability and information assurance. Over 60 percent of the company’s revenue is derived from DOD, Intelligence and Homeland Security markets with the Defense Intelligence Agency (DIA) as their largest customer. The company is a prime contractor on the Department of Homeland Security’s (DHS) EAGLE contract. Two-thirds of MBI’s 270 employees hold security clearances with 45 percent holding Top Secret level or above clearances.

Robert A. Coleman, President and COO, ManTech International Corporation said, “The MBI acquisition strengthens our position as a leading provider of secure information sharing and data interoperability solutions in the national security marketplace. We expect to see immediate benefits from our combined capabilities in the Intelligence Community and particularly DIA where we have worked as a team supporting some of their most important mission-critical programs. Additionally, MBI brings us a prime position on the DHS EAGLE contract and other new customers which is consistent with our strategic plan to broaden our business base into new agencies.”

Conference Call

ManTech executive management will hold a conference call today at 10:00 a.m. ET, to discuss the initial 2008 guidance and answer questions. Interested parties may access the call by dialing (888) 663-2230 (domestic) or (913) 312-0714 (international). The conference call will be Webcast (listen only) simultaneously via the Internet at www.mantech.com. Interested parties should dial in or log on approximately ten minutes prior to the start of the call.

A replay of the call will be available beginning at 2:00 p.m. today and will remain available through midnight, January 3, 2008. To access the replay, call (888) 203-1112 (domestic) or (719) 457-0820 (international). The confirmation code for the replay is 1177540. A replay will also be available on ManTech’s Website approximately two hours after the conclusion of the call.

About ManTech International Corporation:

Headquartered in Fairfax, Virginia with approximately 7,300 professionals, ManTech International Corporation is a leading provider of innovative technologies and solutions for mission-critical national security programs for the Intelligence Community; the departments of Defense, State, Homeland Security and Justice; the Space Community and other U.S. federal government customers. ManTech’s expertise includes systems engineering, systems integration, technology and software development, enterprise security architecture, information assurance, intelligence operations support, network and critical infrastructure protection, information technology, communications integration and engineering support. The Company supports the advanced telecommunications systems that are used in Operation Iraqi Freedom and in other parts of the world; has developed a secure, collaborative communications system for the U.S. Department of Homeland Security; and builds and maintains secure databases that track terrorists. The Company operates in the United States and 42 countries. In 2007, ManTech was named one of BusinessWeek.com’s fastest growing tech companies; to Business 2.0 magazine’s 100 Fastest Growing Technology Companies list for the second year in a row; to the Deloitte & Touche list of the 50 fastest growing technology companies in Virginia; and a GI Jobs magazine Top Ten Military Friendly Employer. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information:

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “intends,” “should,” “expects,” “plans,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: adverse changes in U.S. government spending priorities; delays in Department of Defense supplemental appropriations beyond the first quarter of 2008; failure to retain existing U.S. government contracts, win new contracts, or win recompetes; adverse results of U.S. government audits of our government contracts; risks associated with complex U.S. government procurement laws and regulations; adverse effect of contract consolidation; risk of contract performance or termination; failure to obtain option awards, task orders or funding under contracts; adverse changes in our mix of contract types; failure to successfully integrate recently acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; failure to identify, execute or effectively integrate future acquisitions; and competition. These and other risk factors are more fully discussed in the section entitled “Risks Factors” in ManTech’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2007, and, from time to time, in ManTech’s other filings with the Securities and Exchange Commission, including among others, its reports on Form 10-Q.

The forward-looking statements included in this news release are only made as of the date of this news release and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

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